NUTRISYSTEM, INC.

2000 EQUITY INCENTIVE PLAN FOR EMPLOYEES

STOCK AWARD AGREEMENT

(Thomas F. Connerty)

This STOCK AWARD AGREEMENT, dated as of November 30, 2007 (the "Date of Grant"), is delivered by NutriSystem, Inc. (the "Company") to Thomas F. Connerty (the "Grantee").

RECITALS

A. The Company and Grantee entered into an Employment Agreement, dated November 30, 2007 (the "Employment Agreement"), which sets forth the terms and conditions of the Grantee's employment with the Company. Among the Company's obligations under the Employment Agreement is to issue the Grantee a restricted stock grant for shares of the common stock of the Company that will be equivalent to the number of shares of common stock of the Company that is equal to $2.0 million divided by the closing price per share of the common stock of the Company on the effective date of the Employment Agreement (the "Stock Grant").

B. The NutriSystem, Inc. 2000 Equity Incentive Plan for Employees (the "Plan") provides for the grant of stock awards in accordance with the terms and conditions of the Plan.

C. To satisfy the Company's obligations with respect to the Stock Grant, the Compensation Committee of the Board of Directors of the Company (the "Committee") has decided to issue the Stock Grant under the Plan. The Grantee may receive a copy of the Plan by contacting the Corporate Controller.

D. The Grantee has accepted this stock award as satisfaction of the Company's obligations with respect to the Stock Grant.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

  Stock Award Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Committee hereby grants the Grantee 79,523 shares of common stock of the Company, subject to the restrictions set forth below and in the Plan ("Restricted Stock") and acknowledges payment by the Grantee of $79.52 ($0.001 per share) for the Restricted Stock. Shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.
  Vesting and Nonassignability of Restricted Stock.
    Except as provided in Paragraphs 2(b), 2(c) and 2(c), the shares of Restricted Stock shall become vested, and the restrictions described in Paragraphs 2(d) and 2(e) shall lapse, according to the following vesting schedule, if the Grantee continues to be employed by, or provide service to, the Company or any subsidiary of the Company (the "Employer") from the Date of Grant until the applicable vesting date:

    (i) 80% of the shares subject to the Restricted Stock shall become vested as follows: 20% on each of the first, second, third and fourth anniversaries of the Date of Grant (the "Annual Vesting Shares").

    (ii) the remaining 20% of the shares subject to the Restricted Stock shall become vested on April 1, 2009 (the "April 2009 Vesting Shares").

    The vesting of the shares subject to the Restricted Stock shall be cumulative, but shall not exceed 100% of the shares subject to the Restricted Stock. If the foregoing schedule would produce fractional shares, the number of shares that vest shall be rounded down to the nearest whole share. The Restricted Stock shall become fully vested on the fourth anniversary of the Date of Grant if the Grantee is employed by, or providing service to, the Employer on such date.

    If the Grantee ceases to be employed by, or providing service to, the Employer on account of a termination by the Employer for any reason other than (i) "cause" (as defined in the Employment Agreement), (ii) the Grantee becoming "totally disabled" (as defined in the Employment Agreement), or (iii) death of the Grantee, then the Annual Vesting Shares that would have vested within the 12 month period following such termination of employment if the vesting schedule under Paragraph 2(a)(i) were based on a monthly vesting schedule, as opposed to the annual vesting schedule, over the four year period from the Date of Grant shall become vested on the date of such termination of employment.
    If the Grantee ceases to be employed by, or providing service to, the Employer on account of (i) a termination because the Grantee becomes "totally disabled" (as defined in the Employment Agreement), or (ii) death of the Grantee, then the Annual Vesting Shares that would have vested within the six (6) month period following such termination of employment if the vesting schedule under Paragraph 2(a)(i) were based on a monthly vesting schedule, as opposed to the annual vesting schedule, over the four year period from the Date of Grant shall become vested on the date of such termination of employment.
    If a "Change of Control" (as defined in the Employment Agreement) occurs while the Grantee is employed by, or providing service to, the Employer, the Annual Vesting Shares and the April 2009 Vesting Shares shall become fully vested on the date of the Change of Control.
    Except as otherwise provided in this Paragraph 2, if the Grantee's employment or service with the Employer terminates for any reason before the Restricted Stock is fully vested, the shares of Restricted Stock that are not then vested shall be forfeited and must be immediately returned to the Company, and the Company shall pay to the Grantee, as consideration for the return of the non-vested shares, the lesser of $0.001 per share or the fair market value (as defined in the Plan) of a share of common stock of the Company on the date of the forfeiture, for each returned share.
    During the period before the shares of Restricted Stock vest (the "Restriction Period"), the non-vested shares of Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.
  Issuance of Certificates.
    Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, or the Company may hold non-certificated shares until the Restricted Stock vests. During the Restriction Period, the Grantee shall receive any cash dividends or other distributions paid with respect to the shares of Restricted Stock and may vote the shares of Restricted Stock. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.
    When the Grantee obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Grantee, free of the restrictions under Paragraph 2 of this Agreement.
    The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.
  Dissolution or Liquidation; Sale or Merger. The provisions of the Plan applicable to a dissolution, liquidation, sale or merger of the Company shall apply to the Restricted Stock, and, in the event of a dissolution, liquidation, sale or merger of the Company, the Committee may take such actions as it deems appropriate pursuant to the Plan, subject to the provisions of Paragraph 2(d) of this Agreement.
  Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
  Withholding. The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the Restricted Stock. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Restricted Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. Notwithstanding anything to the contrary in the Plan or this Agreement, until the Grantee has satisfied the Employer's withholding obligation with respect to the shares of Restricted Stock as described in this Paragraph 6, the Grantee shall not have any rights to sell or transfer any shares that have become vested pursuant to Paragraph 2.
  Restrictions on Sale or Transfer of Shares.
    The Grantee will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the shares underlying this grant unless the shares are registered under the Securities Act of 1933, as amended (the "Securities Act"), or the Company is given an opinion of counsel reasonably acceptable to the Company that such registration is not required under the Securities Act.
    The Grantee agrees to be bound by the Company's policies regarding the limitations on the transfer of the shares subject to this grant after the expiration of the Restriction Period, and understands that there may be certain times during the year that the Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares.
  Forfeiture for Dishonesty. Notwithstanding anything to the contrary in the Plan or this Agreement, if the Committee finds, by a majority vote, after full consideration of the facts presented on behalf of both the Employer and the Grantee, that the Grantee has been engaged in fraud, embezzlement, theft, commission of a felony or dishonest conduct in the course of the Grantee's employment or retention by the Employer that damaged the Employer or that the Grantee has disclosed trade secrets of the Employer, the Grantee shall forfeit any portion of the Restricted Stock that has not vested and all vested shares subject to this grant with respect to which the Company has not yet delivered share certificates. The decision of the Committee in interpreting and applying the provisions of this Paragraph shall be final. No decision of the Committee shall affect the finality of the discharge or termination of such Grantee by the Employer in any manner.
  No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee's employment or service at any time. The right of the Employer to terminate at will the Grantee's employment or service at any time for any reason is specifically reserved.
  Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee's consent.
  Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.
  Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the President at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

NUTRISYSTEM, INC.

Attest:

/s/ Kathleen Simone By: /s/ Michael J. Hagan

Name: Michael J. Hagan

Title: Chairman and CEO

I hereby accept the grant of Restricted Stock described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

/s/ Thomas F. Connerty

Grantee